AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                               PPM AMERICA, INC.

     This Amendment is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and PPM AMERICA, INC., a Delaware corporation and registered investment Adviser ("Sub-Adviser").

     WHEREAS, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 16, 2007 (as amended from time to time, the "Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

     WHEREAS, the Adviser and Sub-Advisor have agreed to add language to the Agreement clarifying Sub-Adviser responsibilities with regard to class action claims.

     NOW THEREFORE, in consideration of the mutual covenants herein, the parties hereby agree to amend the Agreement to delete paragraph four to the "MANAGEMENT" section of the Agreement and replace it with the following:

     Except as specifically agreed between the Adviser and the Sub-Adviser, it is understood that the Sub-Adviser is not required to commence or otherwise pursue any claim or litigation on behalf of the Fund.

     Except as set forth below, the Fund and the Adviser have arranged for the identification and processing of class action claims on behalf of the Fund by its custodian or other designated agent, as applicable, during the period of time that the Sub-Adviser acts as an investment adviser for each Fund. Accordingly, such persons have responsibility for handling such claims, and the Sub-Adviser has no obligation with respect to handling or filing any class action claims on behalf of the Fund, except as may otherwise specifically requested and agreed from time to time. However, without altering the responsibility for handling such claims, the Sub-Adviser shall reasonably cooperate and consult with the Fund, the Adviser, the custodian or any appointed agent, with respect to such claims.

     Solely with respect to the JNL/PPM America Floating Rate Income Fund, the Adviser and Sub-Adviser have determined that, with the cooperation and assistance of the Adviser's investment accounting department or service providers to the JNL/PPM America Floating Rate Income Fund, Sub-Adviser commencing November 22, 2011 or, to the extent practicable, such earlier time as requested by the Adviser, will arrange for the filing and monitoring of class action claims on behalf of the JNL/PPM America Floating Rate Income Fund, either directly or through a service provider (determined by the Sub-Adviser for those of its clients generally with which the Sub-Adviser has agreed to make such arrangements) (currently ISS/Securities Class Action Services LLC) (the "Class Action Service Provider"). In addition, the Adviser will obtain from the Class
Action Service Provider, directly or through Sub-Adviser, summary information normally provided by the Class Action Service Provider with respect to claims generally and claims on behalf of JNL/PPM America Floating Rate Income Fund in order for the Adviser to review and monitor the same and compare them to the JNL/PPM America Floating Rate Income Fund's securities holdings. Procedures with respect to class action claims filings have been prepared by Sub-Adviser and provided to the Adviser and will be updated from time to time by Sub-Adviser (any such updates also will be provided to the Adviser promptly). Sub-Adviser shall provide reasonable notice to the Adviser if Sub-Adviser proposes replacing the Class Action Service Provider in order to enable the Adviser to accept such determination or take action to otherwise provide for the filing and monitoring of class action claims on behalf of the JNL/PPM America Floating Rate Income Fund. Sub-Adviser hereby agrees to pay the fees for Class Action Service Provider. Upon the prior written consent of the Adviser, Sub-Adviser may hire at the Adviser's or the JNL/PPM America Floating Rate Income Fund's expense any other agents (including attorneys) Sub-Adviser deems appropriate in connection with and in order to provide services related to the filing and monitoring of class action claims on behalf of the JNL/PPM America Floating Rate Income Fund.

     Except as may be explicitly provided by applicable law, and except to the extent the Sub-Adviser receives any applicable recovery from the Class Action Service Provider, Sub-Adviser shall not incur any liability to the Adviser, the Trust or the JNL/PPM America Floating Rate Income Fund by reason of any exercise of, or failure to exercise, any such discretion in connection with such class action claims services, and shall not incur any liability for any failure arising from an act or omission of a person other than Sub-Adviser.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of December 7, 2011, effective as of November 22, 2011.

JACKSON NATIONAL
ASSET MANAGEMENT, LLC

By: /s/ Mark D. Nerud
Name: Mark D. Nerud
Title: President and CEO

PPM AMERICA, INC.
By: /s/ Mark Mandich
Name:  Mark Mandich
Title:  EVP and COO